================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         POWERWAVE TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                         POWERWAVE TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------------

                    [LOGO OF POWERWAVE TECHNOLOGIES, INC.]

                          POWERWAVE TECHNOLOGIES, INC.
                               2026 McGAW AVENUE
                            IRVINE, CALIFORNIA 92614

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 15, 1997
                             ---------------------

To Our Shareholders:

  The Annual Meeting of Shareholders of Powerwave Technologies, Inc. (the "Company") will be held at the Company's offices, 2026 McGaw Avenue, Irvine, California, 92614 on Thursday, May 15, 1997 at 10:00 a.m., local time, for the following purposes:

        1. The election of seven directors to hold office until the next annual meeting of shareholders;

        2. The transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

  Only shareholders of record at the close of business on Monday, March 31, 1997, (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. Shareholders, including those whose shares are held by a brokerage firm or in "street" name, may be asked to verify their shareholder status as of the Record Date upon entrance to the Annual Meeting. Accordingly, shareholders attending the meeting should bring some form of identification to the meeting evidencing such shareholder status as of the Record Date. A list of shareholders as of the Record Date will be available during normal business hours for examination by any shareholder for any purpose germane to the Annual Meeting for a period of ten days prior to May 15, 1997, at the offices of the Company, 2026 McGaw Avenue, Irvine, California, 92614.

  All shareholders are urged to attend the meeting in person or by proxy. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTPAID ENVELOPE. The proxy is revocable and will not affect your right to vote in person in the event you attend the Annual Meeting. You may revoke your proxy at any time before it is voted. If you receive more than one proxy card because your shares are registered in different names or at different addresses, please sign and return each proxy card so your shares will be represented at the Annual Meeting. In addition, if you plan to attend the Annual Meeting in person, please check the appropriate box so that we can ensure we have proper accommodations at the Company's offices.

                                    By Order of the Board of Directors


                                    Kevin T. Michaels
                                    Vice President, Finance
                                    Chief Financial Officer
                                    and Secretary
Irvine, California
April 10, 1997

                          POWERWAVE TECHNOLOGIES, INC.
                                ---------------
                                PROXY STATEMENT
                                ---------------

                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 15, 1997
GENERAL INFORMATION

  This proxy statement contains information related to the solicitation of proxies by and on behalf of the Board of Directors of Powerwave Technologies, Inc. (the "Company") for use in connection with the Annual Meeting of Shareholders to be held on Thursday, May 15, 1997, beginning at 10:00 a.m., local time, at the offices of the Company located at 2026 McGaw Avenue, Irvine, California 92614 and any and all adjournments or postponements thereof.

  The persons named as proxies were designated by the Board of Directors and are officers and/or directors of the Company. Any proxy may be revoked or superseded by executing a later proxy or by giving notice of revocation in writing to the Secretary prior to, or at, the Annual Meeting, or by the person who executed the proxy attending the Annual Meeting and voting in person. All proxies which are properly completed, signed and returned to the Company prior to the meeting, and not revoked, will be voted in accordance with the instruction given in the proxy. If a choice is not specified in the proxy, the proxy will be voted FOR the election of the director nominees listed below.

  This proxy statement and the accompanying proxy are being mailed to shareholders on or about April 10, 1997. The cost of preparing, assembling and mailing the Notice of Annual Meeting of Shareholders, Proxy Statement and form of Proxy and the cost of soliciting proxies will be paid by the Company. It is contemplated that this solicitation will be primarily by mail. In addition, some of the officers, directors and employees of the Company may solicit proxies personally, by telephone or fax.

VOTING AT THE MEETING

  The shares of Common Stock constitute the only class of securities of the Company entitled to notice of, to attend and to vote at, the Annual Meeting. Only shareholders of record at the close of business on March 31, 1997, will be entitled to vote at the meeting or any adjournment or postponement thereof. As of March 31, 1997, there were 16,241,324 shares of Common Stock issued and outstanding, each share being entitled to one vote on each matter to be voted upon.

  Pursuant to California law, each shareholder is entitled to cumulate his shares in the election of directors, provided that at least one shareholder has given notice, prior to the voting, of their intention to do so. If cumulative voting is in effect, each shareholder may give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held, or they may distribute their votes on the same principle among as many candidates as they think fit. The candidates receiving the largest number of votes, up to the number of directors to be elected, shall be elected.

  Votes at the Annual Meeting, including those cast in person or by proxy, will be tabulated by the Inspector of Elections appointed by the Board of Directors. Abstentions and brokers non-votes will be counted as present for purposes of determining the existence of a quorum. Abstentions will be treated as shares present and entitled to vote for purposes of any matter for which a majority of shares present are required for passage and, accordingly, will have the effect of votes against such matters. Broker non-votes will have no effect on such matters. Abstentions or non-votes or other failures to vote will have no such effect in the election of directors, who will be elected by a plurality of the affirmative votes cast. With respect to any matter brought before the Annual Meeting requiring the affirmative vote of a majority or other proportion of the outstanding shares, an abstention or non-vote will have the same effect as a vote against the matter being voted upon.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE
 OFFICERS

  The following table sets forth information concerning the ownership of the Company's outstanding common stock as of March 31, 1997, except as otherwise noted, by persons who are Directors, Named Executive Officers, nominees or persons known to the Company as beneficial owners of five percent or more of its outstanding common stock. The table also includes the stock ownership of all Directors and Named Executive Officers of the Company as a group.

                                                                                        PERCENTAGE OF
                                                          NUMBER OF SHARES                  SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER                    BENEFICIALLY OWNED (1)          OUTSTANDING (1)
------------------------------------                    ----------------------          --------------
Alfonso G. Cordero (2).................................  5,495,150                              33.8%
Summit Partners (3)....................................  3,989,272                              24.6%
     499 Hamilton Avenue, Suite 200
     Palo Alto, California  94301
Gregory M. Avis (4)....................................  3,989,272                              24.6%
Ki Y. Nam (5)........................................... 1,660,187                              10.2%
Crosspoint Ventures (6).................................   759,578                               4.7%
     One First Street
     Palo Alto, California  94022
Rich Shapero (7)........................................   759,578                               4.7%
Bruce C. Edwards (8)....................................   150,000                                *
Peter L. Manno (9)......................................    87,500                                *
Kevin T. Michaels.......................................       100                                *
David L. George (10)....................................    11,250                                *
Eugene L. Goda (11).....................................    11,250                                *
Sam Yau (12)............................................    11,250                                *
All Executive Officers and Directors as a Group
(10 persons) (13)....................................   12,175,537                              74.2%

-------------------
* Less than 1%
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable, or exercisable within 60 days of March 31, 1997, are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person. As of March 31, 1997, the Company had a total of 16,241,324 shares of Common Stock issued and outstanding. Except as indicated by footnote and subject to community property laws where applicable, to the knowledge of the Company the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown beneficially owned by them.
(2) Includes 14,062 shares, consisting of options exercisable within 60 days of March 31, 1997, owned by Mr. Cordero's spouse, an officer of the Company. Mr. Cordero disclaims beneficial ownership of such shares. Also includes 522,618 shares subject to redemption by the Company for shares of Common Stock issued by the Company in excess of 1,095,000 pursuant to the exercise of stock options under the 1995 Stock Option Plan. See "Management-1995 Stock Option Plan."
(3) Includes 1,924,864 shares held by Summit Ventures IV, L.P., 1,924,864 shares held by Summit Ventures III, L.P., and 139,544 shares held by Summit Investors II L.P. Voting power with respect to shares held by Summit Ventures IV, L.P., Summit Ventures III, L.P. and Summit Investors II, L.P. is held solely by Gregory M. Avis.
(4) Consists of shares held by Summit entities, of which Mr. Avis is a designated representative and general partner. Mr. Avis disclaims beneficial ownership of all shares held by Summit entities except to the extent of his pecuniary interest therein.
(5) Includes 160,156 shares subject to redemption by the Company for shares of Common Stock issued by the Company in excess of 1,095,000 shares of Common Stock pursuant to the exercise of stock options under the 1995 Stock Option Plan. See "Management-1995 Stock Option Plan."
(6) Includes 736,607 shares held by Crosspoint Ventures Partners 1993 and 22,971 shares held by Crosspoint Ventures Partners Entrepreneurs 1993. Voting power with respect to shares held by Crosspoint Venture Partners 1993 and Crosspoint Venture Partners Entrepreneurs 1993 is held solely by Rich Shapero.
(7) Consists of shares held by Crosspoint entities, of which Mr. Shapero is a designated representative. Mr. Shapero disclaims beneficial ownership of all shares held by Crosspoint entities except to the extent of his pecuniary interest therein.
(8) Includes options exercisable for 37,500 shares within 60 days of March 31, 1997.
(9) Consists of options exercisable for 87,500 shares within 60 days of March 31, 1997.
(10) Consists of options exercisable for 11,250 shares within 60 days of March 31, 1997.
(11) Consists of options exercisable for 11,250 shares within 60 days of March 31, 1997.
(12) Consists of options exercisable for 11,250 shares within 60 days of March 31, 1997.
(13) Includes 682,774 shares subject to redemption by the Company (see notes 2 and 5) and options exercisable for 172,812 shares within 60 days of March 31, 1997 (see notes 2, 8, 9, 10, 11, and 12).

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

  Seven directors will be elected at the Annual Meeting. Each director elected at the Annual Meeting will hold office until the next annual meeting of shareholders and until their successor is duly elected and qualified. Unless authority to vote for directors has been withheld in the proxy, the persons named in the enclosed proxy intend to vote at the meeting for the election of the seven nominees presented below. Persons named as proxies may not vote for the election of any person to the office of director for which a bona fide nominee is not named in the Proxy Statement. All nominees have consented to serve as a director for the ensuing year. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if any nominee withdraws or otherwise becomes unavailable to serve, the persons named in the enclosed proxy will vote for any substitute nominee designated by the Board of Directors. The nominees receiving a plurality of the affirmative votes will be elected. All the nominees are currently serving as directors of the Company. The term of office of each of the current directors expires on the date of the Annual Meeting.

  The names and certain information concerning the persons to be nominated as directors by the Board of Directors at the Annual Meeting are set forth below. YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE
                                                 ---
NOMINEES NAMED BELOW.

  GREGORY M. AVIS, 38, has been a member of the Company's Board of Directors since October, 1995. Mr. Avis has been a managing partner of Summit Partners, a venture capital investment firm, since January 1990. Mr. Avis also serves on the Board of Directors of CMG Information Services, Inc., Digital Link Corp. and Splash Technology Holdings, Inc. Mr. Avis became a member of the Board of Directors pursuant to the terms of a Stockholder's Agreement between the Company and Summit Partners.

  ALFONSO G. CORDERO, 57, one of the founders of the Company, has served as a director since the Company's inception. From June 1985 to January 1996,
Mr. Cordero served as Chief Executive Officer of the Company and currently serves as Chairman of the Company. Mr. Cordero is married to Mercy B. Cordero, Vice President, Administration.

  BRUCE C. EDWARDS, 43, joined the Company in February 1996 as President and Chief Executive Officer and Director. Mr. Edwards was Executive Vice President, Chief Financial Officer and Director of AST Research, Inc., a personal computer company, from July 1994 to December 1995 and Senior Vice President, Finance and Chief Financial Officer of AST Research, Inc. from March 1988 to July 1994.
Mr. Edwards currently serves on the Board of Directors of Diamond Multimedia Systems, Inc. and HMT Technology Corporation.

  DAVID L. GEORGE, 43, has been a member of the Company's Board of Directors since November 1995. Mr. George has served as Executive Vice President of Unique Technologies International, L.L.C., an SMR network company, since February 1994. From November 1983 to February 1994, Mr. George served as Vice President, Director of Operations, Commercial Division of Uniden America.

  EUGENE L. GODA, 60, has been a member of the Company's Board of Directors since November 1995. Mr. Goda is a consultant and private investor. From October 1991 to October 1995, Mr. Goda served as CEO of Simulation Sciences, Inc., a software company. From July 1989 to September 1991, he served as CEO of Meridian Software Systems.

  RICH SHAPERO, 49, has been a member of the Company's Board of Directors since October 1995. Mr. Shapero has been a general partner of Crosspoint Venture Partners, a venture capital investment firm, since April 1993. From January 1991 to June 1992, he served as Chief Operating Officer of Shiva Corporation, a computer network company. Mr. Shapero became a member of the Board of Directors pursuant to the terms of a Stockholder's Agreement between the Company and Crosspoint Venture Partners.

  SAM YAU, 48, has been a member of the Company's Board of Directors since November 1995. Mr. Yau has served as President and Chief Executive Officer of National Education Corporation, an education training and supply company, since May 1995. From May 1993 to November 1994, he served as Chief Operating Officer of

Advacare, Inc. and from May 1987 to May 1993 as Senior Vice President, Finance and Administration of Archive Corporation (now part of Seagate Technologies, Inc.). Mr. Yau currently serves on the Board of Directors of National Education Corporation and Procom Technology, Incorporated.

BOARD COMMITTEES AND COMPENSATION

  The Audit Committee of the Board of Directors consists of Messrs. Avis, George and Yau. The Audit Committee recommends to the Board of Directors the independent public accountants to be selected to audit the Company's annual financial statements and approves any special assignments given to such accountants. The Audit Committee also reviews the planned scope of the annual audit and the independent accountants' letter of comments and management's response thereto, any major accounting changes made or contemplated and the effectiveness and efficiency of the Company's internal accounting staff. The Audit Committee held two meetings during the fiscal year ended December 29, 1996.

  The Compensation Committee consists of Messrs. Cordero, Goda and Shapero. The Compensation Committee establishes remuneration levels for executive officers of the Company, reviews management organization and development, and reviews executive compensation and significant employee benefit programs. The Compensation Committee held two meetings during the fiscal year ended December 29, 1996.

  The Board of Directors held seven meetings during the fiscal year ended December 29, 1996. Each director attended at least 75% of all meetings of the Board of Directors and each committee on which that director served, with the exception of Messrs. George and Yau. The Company's outside directors, other than Messrs. Avis and Shapero who have waived their fees, receive $1500 per meeting of Board of Directors. In addition, in connection with their joining the Company's Board of Directors, Messrs. George, Goda and Yau each were granted options to purchase 30,000 shares of Common Stock at an exercise price of $2.47 per share under the 1995 Stock Option Plan.

1996 DIRECTOR STOCK OPTION PLAN

  On October 7, 1996, the shareholders of the Company approved the 1996 Director Stock Option Plan (the "Director Plan") which became effective December 5, 1996. The Director Plan provides for the grant by the Company of options to purchase up to an aggregate of 200,000 shares of Common Stock of the Company. The Director Plan provides that each member of the Company's Board of Directors who is not an employee or paid consultant of the Company automatically will be eligible to receive options to purchase stock under the Director Plan. Pursuant to the terms of the Director Plan, each new director elected after December 5, 1996 will be granted an initial option under the plan covering 30,000 shares of Common Stock, which option shall vest in annual installments as to 25% of the optioned shares over a period of four (4) years from the anniversary of the date of grant. Furthermore, on December 5, 1996 and on each anniversary date thereof, each director who shall have been an eligible participant under the Director Plan for at least six (6) months shall be granted an annual option under the Director Plan to purchase 5,000 shares of Common Stock, which option shall vest in its entirety on the fourth anniversary of the date of such grant. The primary purposes of the Director Plan are to enhance the Company's ability to attract and retain well-qualified persons for service as directors and to provide incentives to such directors to continue their associations with the Company. There are 15,000 options outstanding under the Director Plan as of December 29, 1996 at a weighted average exercise price of $11.50.

  In the event of a merger of the Company with or into another corporation, or a consolidation, acquisition of stock or assets or other change in control transaction involving the Company, each option becomes exercisable in full, unless such option is assumed by the successor corporation. In the event the transaction is not approved by a majority of the "Continuing Directors" (as defined in the Director Plan), each option becomes fully vested and exercisable in full immediately prior to the consummation of such transaction, whether or not assumed by the successor corporation.

  Effective December 5, 1996, each of the non-employee directors and non-affiliated directors (Messrs. George, Goda and Yau) were granted an option to purchase 5,000 shares of Common Stock at an exercise price of $11.50 per share under the 1996 Director Plan.

                                   MANAGEMENT
EXECUTIVE OFFICERS

  The following table sets forth certain information regarding the Company's executive officers:

   Name                 Position
   ----                 --------
Alfonso G. Cordero      Chairman of the Board
Bruce C. Edwards        President, Chief Executive Officer and Director
Peter L. Manno          Executive Vice President
Kevin T. Michaels       Vice President, Finance, Chief Financial Officer and Secretary
Ki Y. Nam               Vice President, New Business Development

  ALFONSO G. CORDERO, 57, one of the founders of the Company, has served as a director since the Company's inception. From June 1985 to January 1996, Mr. Cordero served as Chief Executive Officer of the Company and currently serves as Chairman of the Company. Mr. Cordero is married to Mercy B. Cordero, Vice President, Administration.

  BRUCE C. EDWARDS, 43, joined the Company in February 1996 as President and Chief Executive Officer and Director. Mr. Edwards was Executive Vice President, Chief Financial Officer and Director of AST Research, Inc., a personal computer company, from July 1994 to December 1995 and Senior Vice President, Finance and Chief Financial Officer of AST Research, Inc. from March 1988 to July 1994. Mr. Edwards currently serves on the Board of Directors of Diamond Multimedia Systems, Inc. and HMT Technology Corporation.

  PETER L. MANNO, 54, joined the Company in April 1996 as Executive Vice President. Prior to joining the Company, Mr. Manno served as Corporate Vice President, Sales and Marketing of M/A-Com Corporation, from February 1992 to April 1996. From August 1984 to December 1991, Mr. Manno was Vice President of Sales and Marketing for Avantek, Inc.

  KEVIN T. MICHAELS, 38, joined the Company in June 1996 as Vice President, Finance and Chief Financial Officer and was appointed Secretary in June 1996. Prior to joining the Company, Mr. Michaels worked for AST Research, Inc. for eight years, most recently as Vice President, Treasurer from October 1995. From July 1991 to October 1995 Mr. Michaels was Treasurer of AST Research, Inc. and from June 1988 to June 1991, he was Assistant Treasurer.

  KI Y. NAM, 37, has served as Vice President, New Business Development of the Company since November 1995 Mr. Nam has held various positions with the Company, including Senior Engineer and Vice President, Engineering, since joining the Company in April 1989.

EXECUTIVE COMPENSATION

  Summary Compensation. The following table sets forth summary information concerning compensation paid by, or accrued for services rendered to, the Company in all capacities during the fiscal year ended December 29, 1996 to the Company's Chairman, and the Company's other executive officers whose salary and bonus exceeded $100,000 (the "Named Executive Officers").

                        1996 SUMMARY COMPENSATION TABLE
                        -------------------------------

                                              ANNUAL COMPENSATION
                                              -------------------
                  NAME AND                                                ALL OTHER
             PRINCIPAL POSITION                 SALARY     BONUS        COMPENSATION
--------------------------------------------   --------   --------      -------------

Alfonso G. Cordero..........................   $ 85,000   $250,000      $ 12,691 /(1)/
 Chairman

Bruce C. Edwards /(2)/......................    114,230    175,000           208 /(3)/
 President and Chief Executive Officer

Ki Y. Nam...................................    102,692    150,000        16,300 /(4)/
 Vice President, New Business Development

Peter L. Manno /(5)/........................     90,109     40,000       259,428 /(6)/
 Executive Vice President

Kevin T. Michaels /(7)/.....................     48,462     40,000         1,083 /(8)/
 Vice President, Finance,
 Chief Financial Officer and Secretary

----------------

(1) Included in this amount is the Company's profit sharing contribution of $9,100 and the Company's 401(k) plan matching contribution of $687, health care coverage of $819 and $2,086 of automobile expenses.
(2) Bruce Edwards joined the Company as President and Chief Executive Officer on February 19, 1996 at an annual base salary of $135,000.
(3) Amount represents the Company's matching contribution to the Company's 401(k) plan.
(4) Included in this amount is the Company's Profit Sharing contribution of $10,269 and the Company's 401(k) plan matching contribution of $679, health care coverage of $1,499 and $3,853 of automobile expenses.
(5) Peter Manno joined the Company as Executive Vice President on April 4, 1996 at an annual base salary of $125,000 and an annual commission of $75,000.
(6) Amount includes $55,228 of annual commission, the Company's matching contribution to the Company's 401(k) plan of $218, health care coverage of $576 and $203,407 of relocation expenses.
(7) Kevin Michaels joined the Company as Vice President, Finance and Chief Financial Officer on June 10, 1996 at an annual base salary of $90,000.
(8) Amount represents health care coverage costs.

OPTION MATTERS

  Option Grants. The following table sets forth certain information concerning grants of options to each of the Company's executive officers named in the Summary Compensation Table during the fiscal year ended December 29, 1996. In addition, in accordance with the rules and regulations of the Securities and Exchange Commission, the following table sets forth the hypothetical gains or "option spreads" that would exist for the options. Such gains are based on assumed rates of annual compound stock appreciation of 5% and 10% from the date on which the options were granted over the full term of the options. The rates do not represent the Company's estimate or projection of future Common Stock prices and no assurance can be given that the rates of annual compound stock appreciation assumed for the purposes of the following table will be achieved.

                       OPTION GRANTS DURING FISCAL 1996

                        Number of      % of Total                                     Potential Realizable
                       Securities        Options                                        Value at Assumed
                       Underlying      Granted to      Exercise                       Rates of Stock Price
                         Options      Employees in       Price     Expiration     Appreciation for Option Term
                                                                                 ------------------------------
     Name              Granted (#)   Fiscal Year (1)   ($/Share)   Date (2)             5%              10%
--------------------   ----------    --------------    --------    ----------        --------       ----------
Bruce C. Edwards          450,000             29.54%     $ 2.67       1/19/06        $754,675       $1,912,493

Peter L. Manno            300,000             19.69%     $ 2.67        3/4/06        $503,116       $1,274,996
                           25,000              1.64%     $11.50       12/5/06        $180,807       $  458,201

Kevin T. Michaels          90,000              5.91%     $ 4.67       6/10/06        $265,143       $  672,506

(1) Options to purchase an aggregate of 1,523,400 shares of Common Stock were granted to employees, including the executive officers named in the table, during the fiscal year ended December 29, 1996.
(2) Options granted have a term of 10 years, subject to earlier termination in certain events related to termination of employment.


  Options Exercises. The following table sets forth certain information concerning the exercise of options by each of the Company's executive officers named in the Summary Compensation Table during the fiscal year ended December 29, 1996, including the aggregate value of gains on the date of exercise. In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options as of December 29, 1996. Also reported are the values for "in the money" options which represent the positive spread between the exercise prices of any such existing stock options and the fiscal year end price of common stock.

                 AGGREGATE OPTION EXERCISES DURING FISCAL 1996
                     AND OPTION VALUES ON DECEMBER 29, 1996

                                                                                           Value of
                         Shares                        Number of Unexercised       Unexercised In-the-Money
                        Acquired        Value           Options at 12/29/96         Options at 12/29/96 (2)
                                                    ---------------------------   ---------------------------
Name                   on Exercise   Realized (1)   Exercisable   Unexercisable   Exercisable   Unexercisable
--------------------   -----------   ------------   -----------   -------------   -----------   -------------
Bruce C. Edwards           112,500            $0              0         337,500            $0      $4,162,499

Peter L. Manno                   0             0              0         325,000             0       3,787,499

Kevin T. Michaels                0             0              0          90,000             0         930,000

(1) Market value on the date of exercise of shares, less option exercise price.
(2) In accordance with the Securities and Exchange Commission's rules, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value per share is deemed to be $15.00, the closing common stock price reported by Nasdaq on December 27, 1996.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Alfonso G. Cordero, Chairman of the Company, served on the Compensation Committee during the fiscal year ended December 29, 1996.

  Pursuant to the Stockholders' Agreement, the Company and its then existing shareholders (the "Founders") agreed that the Company would redeem from the Founders, on a pro rata basis, one share of Common Stock for each share of Common Stock in excess of 1,095,000 issued by the Company upon the exercise of a Company stock option granted under the 1995 Plan at the exercise price for such option. Effective December 5, 1996, Stockholders and the Company agreed that this share redemption agreement applies only to the exercise of options to purchase a total of 843,615 shares of the Company's Common Stock. In connection with entering into the Stockholders' Agreement, the Company amended the 1995 Stock Option Plan to provide that all option grants in excess of 1,050,000 are subject to the approval of Alfonso G. Cordero and to give Mr. Cordero the right to terminate the granting of additional option grants under the Plan. See "1995 Stock Option Plan."

  In August 1995, the Company entered into a Technology License Agreement with Unique Wireless Developments, L.L.C., a Delaware limited liability company. Under the agreement, the Company obtained exclusive rights to use certain amplifier technology for the SMR market in exchange for certain royalties, including a non-refundable (with certain exceptions) up front royalty totaling $300,000 of which $250,000 has been paid. David L. George, a member of the Board of Directors of the Company, is Executive Vice President of Unique Technologies International, L.L.C., an affiliate of Unique Wireless Developments, L.L.C. Unique Technologies International is a customer of the Company and purchases products from the Company on terms no less favorable to the Company than could otherwise be obtained from unaffiliated third parties. Total sales during fiscal 1996 did not exceed $50,000.

  From November 1993 to June 1996, the Company leased its operating facility from 17500 Gillette Avenue Associates, a California general partnership (the "Partnership") owned by the holders of substantially all of the Company's Common Stock prior to the Company's initial public offering (and the conversion of Series A Preferred Stock), including Alfonso G. Cordero, an officer and director of the Company, and Ki Y. Nam, an officer of the Company. The Company also guaranteed a loan to the Partnership, the proceeds of which were used to purchase the real property and facility. This loan was repaid in full by the Partnership in 1996. In July 1996, the Company relocated its operating facility and entered into a lease with CNH, LLC, a California limited liability company (the "LLC") owned by the holders approximately of 45% of the Company's Common Stock outstanding as of December 29, 1996, including Messrs. Cordero and Nam. The lease expires on July 15, 2006. In connection with entering into this lease, the Company paid the LLC $1,000,000 in exchange for various improvements made to the new facility. In addition, the Company has incurred approximately $1,000,000 in leasehold improvements to the new facility.

  The Company has entered into indemnification agreements with its directors, certain executive officers and certain affiliated entities. Such agreements require the Company to indemnify such individuals to the fullest extent permitted by Delaware law.

  The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could otherwise be obtained from unaffiliated third parties.

1995 STOCK OPTION PLAN

  The Company's 1995 Stock Option Plan (the "1995 Option Plan") was adopted by the Company's shareholders and Board of Directors effective as of December 4, 1995 and provides for the granting of nonqualified stock options to purchase up to 1,938,615 shares of the Company's Common Stock. Under the 1995 Option Plan, shares of the Company's Common Stock may be granted to directors, officers and employees of the Company. As of December 29, 1996, 112,500 options have been exercised under the plan and there were 1,824,252 options outstanding under the 1995 Option Plan at a weighted average exercise price of $3.33.

  The 1995 Option Plan provides that the 1995 Option Plan itself and all outstanding options shall terminate upon the occurrence of a consolidation or merger in which the Company is not the surviving corporation, the sale of substantially of all the Company's assets and certain other similar events, in each case unless the 1995 Plan is assumed by the successor corporation.

  Pursuant to the Stockholders' Agreement, certain shareholders of the Company have agreed to have an equivalent number of their shares redeemed by the Company if options to purchase in excess of 1,095,000 and up to an aggregate of 1,938,615 shares of the Company's Common Stock are exercised by any of the option holders who acquire options under the Company's 1995 Stock Option Plan. The Stockholders' Agreement provides that the redemption price shall equal the exercise price for each applicable option. See "Compensation Committee Interlocks and Insider Participation."

  The 1995 Stock Option Plan provides that all option grants under the Plan in excess of 1,050,000 are subject to the approval of Alfonso G. Cordero. In addition, the granting of additional option grants under the Plan may be terminated at the discretion of Mr. Cordero.

1996 STOCK INCENTIVE PLAN

  On October 7, 1996, the 1996 Stock Incentive Plan (the "1996 Plan") was adopted by the Company's shareholders and Board of Directors to be effective upon the completion of the Company's IPO. The 1996 Plan covers an aggregate of 1,500,000 shares of Common Stock plus any shares which are or become available for grant under the 1995 Plan. The 1996 Plan provides for the granting of "incentive stock options," within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonstatutory options and restricted stock grants to directors, officers, employees and consultants of the Company, except that incentive stock options may not be granted to non-employee directors or consultants. The purpose of the 1996 Plan is to provide participants with incentives which will encourage them to acquire a proprietary interest in, and continue to provide services to, the Company. The 1996 Plan is administered by the Board of Directors, which has sole discretion and authority, consistent with the provisions of the 1996 Plan, to determine which eligible participants will receive options, the time when options will be granted, the terms of options granted and the number of shares which will be subject to options granted under the 1996 Plan. There were 80,000 options outstanding under the 1996 Plan as of December 29, 1996 at a weighted average exercise price of $11.50.

  In the event of a merger of the Company with or into another corporation, or a consolidation, acquisition of stock or assets or other change in control transaction involving the Company, each option becomes exercisable in full, unless such option is assumed by the successor corporation. In the event the transaction is not approved by a majority of the "Continuing Directors" (as defined in the 1996 Plan), each option becomes fully vested and exercisable in full immediately prior to the consummation of such transaction, whether or not assumed by the successor corporation.

EMPLOYEE STOCK PURCHASE PLAN

  On October 7, 1996, the Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Company's shareholders and Board of Directors to be effective upon the completion of the Company's IPO, covering an aggregate of 500,000 shares of Common Stock. The Purchase Plan, which is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code, will be implemented by six-month offerings with purchases occurring at six month intervals. The first period began effective December 5, 1996 and will terminate on July 31, 1997. The Purchase Plan will be administered by the Board of Directors. Employees will be eligible to participate if they are employed by the Company for at least 30 hours per week and if they have been employed by the Company for at least 180 days. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 15% of an employee's compensation. The price of stock purchased under the Purchase Plan will be 85% of the lower of the fair market value of the Common Stock at the beginning of each six-month offering period or on the applicable purchase date. Employees may end their participation in any offering period at any time during such period, and participation ends automatically on termination of employment. The Board may at any time amend or terminate the Purchase Plan, except that no such amendment or termination may adversely affect options previously granted under the Purchase Plan. There were no rights to purchase outstanding under the Purchase Plan as of December 29, 1996.

401(k) PLAN

  The Company has adopted a Future Income Program Plan and Trust (the "401(k) Plan") covering the Company's full-time employees located in the United States. The 401(k) Plan is intended to qualify under Section 401(k) of the Code, so that contributions to the 401(k) Plan by employees or by the Company, and the investment earnings thereon, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to 15% of their base salary, subject to Internal Revenue Service limitations, and to have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan permits, but does not require, additional matching contributions to the 401(k) Plan by the Company on behalf of all participants in the 401(k) Plan. For 1996, the Company match was 10% of employee contributions. For 1997, the Company may match up to 20% of eligible employee contributions. For fiscal 1996, the Company contributed $21,783 to the plan.

REPORT OF THE COMPENSATION COMMITTEE

  The Company's compensation policies applicable to its executive officers are administered by the Compensation Committee (the "Committee") of the Board of Directors. The Committee is made up of two non-employee directors and one employee director. The Company's executive compensation programs are designed to attract, motivate and retain the executive talent needed to optimize shareholder value. The programs are designed to enhance shareholder value by aligning the financial interests of the executive officers of the Company with those of its shareholders.

COMPENSATION PHILOSOPHY

  The Company's executive compensation programs are based on the belief that the interests of the executives should be closely aligned with the Company's shareholders. In support of this philosophy, a meaningful portion of each executive's compensation is placed at-risk and linked to the accomplishment of specific results that are expected to lead to the creation of value for the Company's shareholders from both the short-term and long-term perspectives.
With this pay-for-performance and shareholder alignment orientation, the Company's compensation policies and programs are designed to (1) attract, develop, reward and retain highly qualified and productive individuals; and (2) motivate executives to improve the overall performance and profitability of the Company.

  There are three primary components of executive compensation: base salary, the annual management bonus plan, and stock option grants. While the elements of compensation are considered separately, the Committee takes into account the total compensation package afforded by the Company to the individual executive.

  Base Salary. Salaries paid to executive officers (other than the Chairman and the Chief Executive Officer) are reviewed annually by the Chairman and the Chief Executive Officer based upon their assessment of the nature of the position and the contribution, experience and Company tenure of the executive officer. The Chairman and the Chief Executive Officer review all salary recommendations with the Committee. The Chairman reviews any salary recommendations for the Chief Executive Officer with the Committee, which then approves or disapproves such recommendations. The Committee, excluding the Chairman, reviews the salary of the Chairman and establishes the Chairman's salary based upon their assessment of the performance of the Chairman and his contribution to the Company.

  Annual Management Bonus. Annual management bonuses for fiscal 1996 paid to executive officers of the Company were based upon individual and corporate performance objectives and were paid from a Company-wide bonus pool. The size of the bonus pool was based upon overall Company performance as compared to both budgeted and prior fiscal year performance and the extent to which the Company achieved its overall financial goals of growth in earnings and return on shareholder's equity and the executive's achievement of their individual goals and objectives. The amount of the bonus pool is subject to the approval of the Committee. Once the overall bonus pool is approved, the Company's senior management makes individual bonus recommendations to the Chairman and the Chief Executive Officer, within the limits of the pool, for eligible employees based upon an evaluation of their individual performance and contribution to the Company's overall performance.

  Stock Options. Stock options are designed to align the interests of executives with those of the shareholders. Stock option grants may be made to executive officers when one of the following events occurs: upon initial employment, upon promotion to a new, higher level position that entails increased responsibilities and accountability, or for the recognition of superior performance. The Chairman or the Chief Executive Officer recommends the number of options to be granted, within a range associated with the individual executive's salary level, and presents this to the Committee and the entire Board of Directors for its review and approval. The

Committee takes into account the total compensation offered to its executives when considering the number of options awarded. The Chairman and the Chief Executive Officer comprise the members of the Company's Option Committee, and are empowered by the Board of Directors and the Committee to grant options to non-officer employees of the Company up to a grant amount of 20,000 shares per employee. All grants for employee's of the Company in excess of this amount are submitted to the Committee for approval. All grants for officers of the Company are submitted to both the Committee and the entire Board of Directors for approval.

POLICY REGARDING SECTION 162(m) OF THE INTERNAL REVENUE CODE

  The Committee has reviewed the Company's executive compensation plans to determine if revisions may be necessary due to provisions of Section 162(m) of the Internal Revenue Code which generally disallows a tax deduction to public corporations for compensation paid to any of the corporation's executive officers for any fiscal year over $1,000,000. It is the current policy of the Committee to preserve, to the extent reasonably possible, the Company's ability to obtain a corporate tax deduction for compensation paid to executive officers of the Company to the extent consistent with the best interests of the Company and its shareholders. The Committee is reviewing the Company's existing executive compensation plans and will propose changes, if necessary and reasonable, to ensure compliance with the provisions of Section 162(m) which allow performance-based compensation to be excluded from the deduction limits.

  COMPENSATION COMMITTEE:
  Alfonso G. Cordero
  Eugene L. Goda
  Rich Shapero

STOCK PERFORMANCE COMPARISON

  The following graph compares the cumulative total shareholder returns for the Company's Common Stock with the cumulative total return of the S&P 500 Index, and the S&P Communication Equipment Index. The presentation assumes $100 invested on December 5, 1996 in Powerwave Common Stock, the S&P 500 Index and the S&P Communication Equipment Index with all dividends reinvested. No cash dividends were declared on the Company's Common Stock during this period. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.


                 COMPARISON OF 1-MONTH CUMULATIVE TOTAL RETURN*

                       [PERFORMANCE GRAPH APPEARS HERE]

                             POWERWAVE
Measurement Period           TECHNOLOGIES,  S&P          S&P COMMUNICATIONS
(Fiscal Year Covered)        INC.           500 INDEX    EQUIPMENT
----------------------       ------------   ---------    ------------------
Measurement Pt-12/6/96       $100           $100         $100
FYE 12/31/96                 $127           $ 98         $ 99

                           ANNUAL REPORT ON FORM 10-K

  The Annual Report on Form 10-K of the Company, including financial statements and schedules thereto for the fiscal year ended December 29, 1996 is being forwarded to each shareholder with this proxy statement.

                                 OTHER MATTERS

  The Board of Directors has no knowledge of any other matters which shall come before the Annual Meeting. If any other matters shall properly come before the meeting, the persons named in the proxies will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership with the Securities and Exchange Commission ("SEC") and the Nasdaq Stock Market. Directors, executive officers and greater than ten-percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on a review of the copies of such forms received by the Company and on written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from December 31, 1995 and December 29, 1996, all filing requirements applicable to its directors, executive officers and greater than ten-percent beneficial owners were met.

                           PROPOSALS OF SHAREHOLDERS

  Proposals of Shareholders intended to be presented at the Company's next Annual Meeting of Shareholders should be received by the Secretary of the Company prior to December 9, 1997 for inclusion in the Proxy Statement for the Annual Meeting of Shareholders scheduled to be held on or about May 1, 1998.



                                              Kevin T. Michaels
                                              Vice President, Finance
                                              Chief Financial Officer
                                              and Secretary


Dated:  April 10, 1997

  COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE PROVIDED TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, POWERWAVE TECHNOLOGIES, INC., 2026 MCGAW AVENUE, IRVINE, CALIFORNIA, 92614. SHAREHOLDERS CAN ALSO ELECTRONICALLY REQUEST THE ANNUAL REPORT USING THE COMPANY'S INVESTOR RELATIONS PAGE ON ITS WORLDWIDE WEB SITE AT WWW.POWERWAVE.COM.

                                REVOCABLE PROXY
                          POWERWAVE TECHNOLOGIES, INC.
                  ANNUAL MEETING OF SHAREHOLDERS--MAY 15, 1997

  The undersigned shareholder(s) of Powerwave Technologies, Inc. (the "Company") hereby nominates, constitutes and appoints Bruce C. Edwards and Kevin T. Michaels, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of Powerwave Technologies, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Company's Offices, 2026 McGaw Avenue, Irvine, California on Thursday, May 15, 1997, at 10:00 a.m., and any and all adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows:
  1. ELECTION OF DIRECTORS. Authority to elect the seven (7) persons named in the Notice of Annual Meeting dated April 10, 1997, to the Board of Directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified.

                        [_] FOR              [_] AGAINST

  2. To transact such other business as may properly come before the Meeting and any adjournment or adjournments thereof. Management at present knows of no other business to be presented by or on behalf of the Company or its Board of Directors at the Meeting.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND
                     MAY BE REVOKED PRIOR TO ITS EXERCISE.
                     PLEASE SIGN AND DATE ON REVERSE SIDE.




                           PLEASE SIGN AND DATE BELOW
  THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF "FOR" FOR PROPOSAL 1. THE PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED "FOR" PROPOSAL 1, UNLESS "AGAINST" IS INDICATED, IN WHICH CASE THE PROXY SHALL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS.
  IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.


                                            -----------------------------------
                                            (Number of Shares)

                                            -----------------------------------
                                            Dated

                                            -----------------------------------
                                            (Please Print Name)

                                            -----------------------------------
                                            (Signature of Shareholder)

                                            -----------------------------------
                                            (Please Print Name)

                                            -----------------------------------
                                            (Please date this Proxy and sign
                                            your name as it appears on your
                                            stock certificates. Executors,
                                            administrators, trustees, etc.,
                                            should give their full titles. All
                                            joint owners should sign.)

I/We do____  do not____ expect to attend the Meeting.    Number of Persons____